Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

Universal American Spin Corp.

Universal American Spin Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), certifies as follows:

A.            The name of the Corporation is “Universal American Spin Corp.”  The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware under the name “Ulysses Spin Corp.” on December 22, 2010.  The Certificate of Incorporation was amended by an amendment filed with the Office of the Secretary of State of the State of Delaware on February 25, 2011 (as amended, the “Original Certificate of Incorporation”).

B.            Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate amends and restates the provisions of the Original Certificate of Incorporation.

C.            The text of the Original Certificate of Incorporation is hereby amended and restated to read as follows:

1.     Name.  The name of the corporation is Universal American Corp. (the “Corporation”).

2.     Address; Registered Office and Agent.  The address of the Corporation’s registered office is 615 South DuPont Highway, City of Dover, County of Kent, State of Delaware 19901; and the name of its registered agent at such address is National Corporate Research, Ltd.

3.     Purposes.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

4.     Capital Stock.

4.1           The total number of shares of all classes of stock that the Corporation shall have authority to issue is 500,000,000 shares, consisting of (A) 400,000,000 shares of Common Stock, with the par value of $0.01 per share (“Common Stock”), (B) 60,000,000 shares of Non-Voting Common Stock, with the par value of $0.01 per share (“Non-Voting Common Stock”) and (C) 40,000,000 shares of Preferred Stock, with the par value of $0.01 per share (“Preferred Stock”), each having the rights set forth in this Section 4.  The authorized number of shares of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, and, except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.2) or by applicable law, no separate vote of such class of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

4.2           The Board of Directors of the Corporation (the “Board”) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and any relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

4.3           Except as may otherwise be provided in this Certificate of Incorporation or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Except as may otherwise be provided in this Certificate of Incorporation (including any certificate filed with the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Section 4.2) or by applicable law, no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.

4.4           Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board in its discretion shall determine.

4.5           Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

4.6           Non-Voting Common Stock.  40,000,000 shares authorized to be issued by the Corporation shall be designated as Non-Voting Common Stock.  Each share of Non-Voting Common Stock shall rank equally in all respects and shall be subject to the following provisions of this Certificate of Incorporation.

4.6.1        Rank.   Non-Voting Common Stock shall, with respect to rights on liquidation, winding up and dissolution, rank equally with the Common Stock.

4.6.2        Dividends.  Holders of Non-Voting Common Stock shall receive dividends and distributions on parity in all respects with holders of Common Stock; provided, however, that if holders of shares of Common Stock become entitled to receive a distribution or dividend of shares of Common Stock, holders of Non-Voting Common

Stock shall receive, in lieu of the shares of Common Stock that they are entitled to receive, an equal number of shares of Non-Voting Common Stock.  Dividends or distributions payable pursuant to the preceding sentence shall be payable on the same date that such dividends or distributions are payable to the holders of record of Common Stock.

4.6.3        Liquidation Preference.   Holders of Non-Voting Common Stock shall be entitled to receive, in all respects, the same preference as holders of Common Stock in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

4.6.4        Voting Rights.

(A)          Except as set forth in subparagraphs 4.6.4(B) and (C) below, holders of shares of Non-Voting Common Stock shall not be entitled to vote (in their capacity as holders of Non-Voting Common Stock) on any matter submitted to a vote of the stockholders of the Corporation, but shall be entitled to prior written notice of, and to attend and observe, all special and annual meetings of the stockholders of the Corporation.

(B)           So long as any shares of Non-Voting Common Stock are outstanding, the Corporation shall not, without the affirmative vote at a meeting called for that purpose by holders of at least a majority of the outstanding shares of Non-Voting Common Stock, voting as a single and separate class, amend, alter or repeal any provision of this Section 4.6 or any other provision of the Certificate of Incorporation (by any means, including by merger, consolidation, reclassification, or otherwise) so as to, or in a manner that would, disproportionately and adversely affect the preferences, rights, privileges or powers of the Non-Voting Common Stock relative to the preferences, rights, privileges or powers of the Common Stock.

(C)           The consent or votes required by subparagraph 4.6.4(B) hereof shall be in addition to any approval of stockholders of the Corporation which may be required by applicable law or pursuant to any provision of this Certificate of Incorporation.

4.6.5        Merger or Consolidation of the Corporation.  Unless approved pursuant to subparagraph 4.6.4(B) (to the extent such approval is so required), at the election of the holders of at least a majority of the outstanding shares of Non-Voting Common Stock, the Corporation will not merge or consolidate into, or sell, transfer or lease all or substantially all of its property to, any other entity in which outstanding shares of Non-Voting Common Stock of the Corporation are exchanged for a number of equity securities issued, or caused to be issued, by such entity or its Subsidiary that constitute in excess of 9.9% of the then outstanding voting stock of such entity or its Subsidiary, unless the successor, transferee or lessee entity, as the case may be (if not the Corporation), (1) expressly assumes the due and punctual performance and observance of each and every covenant and condition of this Section 4.6 to be performed and observed by the Corporation and (2) expressly agrees to exchange shares of Non-Voting Common

Stock for shares of the surviving entity’s capital stock on terms substantially similar to the terms under this Section 4.6.

4.6.6       Conversion.

(A)          Optional Conversion; Conversion Upon Transfer.

(i)            No share of Non-Voting Common Stock owned by an Initial Holder or an Affiliate of an Initial Holder shall be convertible into any share of Common Stock so long as such share of Non-Voting Common Stock is owned by such Initial Holder or such Affiliate of an Initial Holder; provided, that any Initial Holder or any Affiliate of an Initial Holder shall have the right, at any time and from time to time, at the option of such Initial Holder or such Affiliate of an Initial Holder, to convert any share of Non-Voting Common Stock held by such Initial Holder or such Affiliate of an Initial Holder into one fully paid and non-assessable share of Common Stock, subject to adjustments as described in subparagraph 4.6.6(C) hereof, so long as after giving effect to such conversation such Initial Holder and the Affiliates of such Initial Holder collectively do not own, beneficially or of record, Common Stock in excess of 9.9% of the voting power of the then outstanding Common Stock (such amount, the “Ownership Limit”).

(ii)           Notwithstanding anything contained in subparagraph 4.6.6(A)(i), at any time when a share of Non-Voting Common Stock is not or ceases to be owned by an Initial Holder or an Affiliate of an Initial Holder, such share of Non-Voting Common Stock, without any further action or deed on the part of the Corporation or any other Person, shall automatically convert  into one fully paid and non-assessable share of Common Stock subject to adjustments as described in subparagraph 4.6.6(C) hereof.

(B)           Mechanics of Conversion.

(i)            In order to exercise its conversion right pursuant to the proviso in subparagraph 4.6.6(A)(i), an Initial Holder or an Affiliate of an Initial Holder shall (i) surrender the certificate or certificates representing shares of Non-Voting Common Stock at the office of the Corporation (or any transfer agent of the Corporation previously designated by the Corporation to the holders of Non-Voting Common Stock for this purpose) with a written notice of election to convert, completed and signed, specifying the number of shares to be converted and (ii) represent to the Corporation that after giving effect to such conversion such Initial Holder and the Affiliates of such Initial Holder will not own, beneficially or of record, shares of Common Stock in excess of the Ownership Limit.

(ii)           Each conversion shall be deemed to have been effected immediately prior to the close of business on (x) in the case of conversion pursuant to the proviso in subparagraph 4.6.6(A)(i), the first business day on which the certificates for shares of Non-Voting Common Stock shall have been surrendered and such notice received by the Corporation pursuant to subparagraph 4.6.6(B)(i), and (y) in the case of conversion pursuant to subparagraph 4.6.6(A)(ii), the date the Non-Voting Common Stock is not or ceases to be owned by an Initial Holder or an Affiliate of an Initial Holder

(in either case, the “Conversion Date”). On the Conversion Date: (a) the Person in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of the shares of Common Stock represented thereby at such time, and (b) the shares of Non-Voting Common Stock so converted shall no longer be deemed to be outstanding, and all rights of a holder with respect to such shares shall immediately terminate except the right to receive the Common Stock pursuant to this Section 4.6.6.  All shares of Common Stock delivered upon conversion of the Non-Voting Common Stock shall, upon delivery, be duly and validly authorized and issued, fully paid and nonassessable.

(iii)          Holders of shares of Non-Voting Common Stock at the close of business on the record date for any payment of a dividend in which shares of Non-Voting Common Stock are to participate pursuant to Section 4.6.2 hereof shall be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion thereof following such dividend payment record date and prior to such dividend payment date, and a holder of shares of Non-Voting Common Stock on a dividend payment record date whose shares of Non-Voting Common Stock have been converted pursuant to Section 4.6.6(A) into shares of Common Stock on such dividend payment date shall receive the dividend payable by the Corporation on such shares of Non-Voting Common Stock if and when paid, and the converting holder need not include payment of the amount of such dividend upon conversion of shares of Non-Voting Common Stock pursuant to subparagraph 4.6.6(A)(ii).

(iv)          The Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized but unissued Common Stock, solely for the purpose of effecting conversions of the Non-Voting Common Stock, the aggregate number of shares of Common Stock issuable upon conversion of the Non-Voting Common Stock (as if all shares of Non-Voting Common Stock are so convertible).  To the extent that shares of Common Stock are listed or traded on a securities exchange, the Corporation shall procure, at its sole expense, the listing of all shares of Common Stock issuable upon conversion of the Non-Voting Common Stock, subject to issuance or notice of issuance, on such stock exchange, and shall take all action as may be necessary to ensure that all shares of Common Stock issuable upon conversion of Non-Voting Common Stock shall be issued without violation of any applicable law or regulation or of any requirement of such securities exchange.

(v)           Issuance of certificates for shares of Common Stock upon conversion of the Non-Voting Common Stock shall be made without charge to the holder of shares of Non-Voting Common Stock or any of its transferees for any issue or transfer tax (other than taxes in respect of any transfer of Non-Voting Common Stock occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Corporation; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock in a name other than that of the transferee of the Non-Voting Common Stock pursuant to subparagraph 4.6.6(A)(ii), and no such issuance or delivery need be made unless and until the Person requesting such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the reasonable satisfaction of the Corporation, that such tax has been, or will timely be, paid.

(vi)          In connection with the conversion of any shares of Non-Voting Common Stock, no fractions of shares of Common Stock shall be issued, but in lieu thereof the Corporation shall pay cash in respect of such fractional interest in an amount equal to such fractional interest multiplied by the Market Price per share of Common Stock on the applicable Conversion Date.

(vii)         The Corporation shall procure that each share of Common Stock issued as a result of conversion of Non-Voting Common Stock shall be accompanied by any rights associated generally with each other share of Common Stock outstanding as of the applicable Conversion Date.

(C)           Adjustments to Non-Voting Common Stock.  From and after the date hereof, Non-Voting Common Stock shall be adjusted from time to time as follows:

(i)            Stock Splits, Subdivisions, Reclassifications or Combinations.  If the Corporation shall (a) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (b) combine or reclassify the outstanding Common Stock into a smaller number of shares, the Non-Voting Common Stock shall be equally and ratably subdivided, combined or reclassified on the same basis as that of Common Stock.

(ii)           Other Distributions.  In case the Corporation shall fix a record date for the making of a dividend or distribution to all holders of shares of its Common Stock of (a) shares of any class or of any Person other than shares of the Corporation’s Common Stock, (b) evidence of indebtedness of the Corporation or any Subsidiary, (c) assets (excluding dividends or distributions covered by subparagraph 4.6.6(C)(i)), or (d) rights or warrants in respect of any of the foregoing, in each such case all holders of Non-Voting Common stock shall receive such dividend or distribution equally and ratably in all respects with holders of Common Stock.

(iii)          Certain Repurchases of Common Stock.  In the event that the Corporation effects a Pro Rata Repurchase (as defined below) of Common Stock, the Corporation shall, simultaneously with the Offer related to such Pro Rata Repurchase of Common Stock, offer, in writing and in compliance with applicable laws, to all holders of Non-Voting Common Stock to purchase, on an equal, share-for-share basis, a percentage of all shares of Non-Voting Common Stock equal to the percentage of all shares of Common Stock that the Corporation has offered to purchase under the related Offer, which offer to the holders of Non-Voting Common Stock shall be open for the same period, offer the same form and value of consideration, and otherwise be on the same terms and conditions, as such Offer to the holders of Common Stock in all respects.

As used in this subparagraph 4.6.6(C)(iii):  “Pro Rata Repurchase” means any purchase of shares of Common Stock by the Corporation or any Subsidiary thereof pursuant to any Offer.  “Offer” means any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or pursuant to any other offer available to substantially all holders of Common Stock, whether for cash, shares of capital stock of the Corporation, other securities of the Corporation, evidences of indebtedness of the Corporation or any other Person or any other property (including, without limitation, shares of capital stock, other securities or evidences of indebtedness of a Subsidiary of the Corporation), or any combination thereof, effected while the Non-Voting Common Stock is outstanding.

(iv)          Business Combinations.  In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock covered by subparagraph 4.6.6(C)(i)), lawful provision shall be made as part of the terms of such Business Combination or reclassification whereby the holder of each share of Non-Voting Common Stock then outstanding shall have the right thereafter, without transfer to a Person other than an Initial Holder or an Affiliate thereof (notwithstanding the provisions of subparagraph 4.6.6(A)(ii) hereof), to convert such share only into the kind and amount of securities, cash and other property receivable upon the Business Combination or reclassification by holders of Common Stock; provided, that, if the holders of at least a majority of the outstanding shares of Non-Voting Common Stock so elect, any such security receivable upon such Business Combination or reclassification by holders of Common Stock shall not have voting rights greater than those contained in subparagraph 4.6.4.  In the event that shares of Non-Voting Common Stock held by an Initial Holder and the Affiliates of such Initial Holder convert into a number of securities of the Corporation or any other Person in connection with any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock covered by subparagraph 4.6.6(C)(i)) and such securities constitute in excess of 9.9% of the then outstanding voting stock of the Corporation or such Person and if so elected by holders of at least a majority of the outstanding shares of Non-Voting Common Stock, the Corporation or such Person, as the case may be, shall make provisions in its certificate or articles of incorporation or other constituent documents to establish such rights and to ensure that the rights of the holders of Non-Voting Common Stock established in this Certificate of Incorporation are unchanged, except as permitted by Section 4.6.6 hereof or as required by applicable law.  The certificate or articles of incorporation or other constituent documents shall provide for adjustments, which, for events subsequent to the effective date of the certificate or articles of incorporation or other constituent documents, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4.6.6.

(v)        Adjustment for Unspecified Actions.  If the Corporation takes any action affecting the Common Stock, other than an action described in this subparagraph 4.6.6(C), which would materially adversely affect the conversion rights of the holders of shares of Non-Voting Common Stock, the provisions of this Certificate of Incorporation shall be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board may determine in good faith to be equitable in the circumstances.

(vi)          Notices.  In the event that the Corporation shall give notice or make a public announcement to the holders of Common Stock of any action of the type described in this subparagraph 4.6.6(C) or in Section 4.6.2 or 4.6.4, the Corporation shall, at the time of such notice or announcement, and in the case of any action which would require the fixing of a record date, at least 10 days prior to such record date, give notice to the holders of shares of Non-Voting Common Stock, by mail, first class postage prepaid, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place.  Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Non-Voting Common Stock and the number, kind or class of shares or other securities or property which shall be deliverable upon conversion of the Non-Voting Common Stock.

4.6.7        Certain Other Provisions.

(A)          The provisions of this Section 4.6 shall not be in effect at any time that there are no shares of Non-Voting Common Stock outstanding.

(B)           No provision in this Section 4.6 shall be construed to limit or impair (i) the right of each holder of Non-Voting Common Stock to participate equally and ratably in dividends and distributions pursuant to Section 4.6.2 hereof or the operation of any of the provisions of Section 4.6.6 hereof, or (ii) any of the other rights, preferences and privileges of a holder of Non-Voting Common Stock pursuant to this Section 4.6 or applicable law.

(C)           If any Non-Voting Common Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, in exchange and in substitution for and upon cancellation of the mutilated certificate, or in lieu of and substitution for the certificate lost, stolen or destroyed, a new Non-Voting Common Stock certificate of like tenor and representing an equivalent amount of Non-Voting Common Stock, upon receipt of evidence of such loss, theft or destruction of such certificate and, if requested by the Corporation, an indemnity on customary terms for such situations reasonably satisfactory to the Corporation.

(D)          The Corporation shall not, by amendment of this Certificate of Incorporation or through reorganization, consolidation, merger, dissolution, sale of assets, or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Section 4.6, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of Non-Voting Common Stock against dilution or impairment.  At all times, the Corporation shall take all such actions as may be necessary or appropriate in order that the Corporation may validly and legally issue shares of Common Stock as herein contemplated upon conversion of the shares of Non-Voting Common Stock.

(E)           The headings and various subdivisions used within this Section 4.6 are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

4.6.8        Definitions.           Unless the context otherwise requires, when used in this Section 4.6, the following terms shall have the meaning indicated.

“Affiliate” means with respect to any Person, any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person.  For purposes of this definition, the term “control” (and correlative terms “controlling,” “controlled by” and “under common control with”) means possession of the power, whether by contract, equity ownership or otherwise, to direct the policies or management of a Person.

“Business Combination” means (i) any reorganization, consolidation, merger, share exchange or similar business combination transaction involving the Corporation or (ii) the sale, assignment, conveyance, transfer, lease or other disposition by the Corporation of all or substantially all of its assets.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Initial Holder” means Perry Corp.

“Market Price” means, with respect to a particular security, on any given day, the last reported sales price (regular way) or, in case no such reported sales takes place on such day, the average of the highest asked and lowest bid prices (regular way), of such security, in either case on the principal national securities exchange on which such security is listed or admitted to trading, or if not listed or admitted to trading on any national securities exchange, (i) the average of the highest and lowest sale prices of such security for such day reported by NASDAQ if such security is traded over-the-counter and quoted on NASDAQ, (ii) if such security is so traded, but not so quoted, the average of the highest reported asked and lowest reported bid prices of such security as reported by NASDAQ or any comparable system or (iii) if such security is not listed on NASDAQ or any comparable system, the average of the highest asked and lowest bid prices of such security as furnished by two members of the National Association of Securities Dealers, Inc. selected from time to time by the Corporation for that purpose.  If such security is not listed and traded in a manner that the quotations referred to above are available for the period required hereunder, the Market Price per share of such security shall be deemed to be the fair value per share of such security as determined in good faith by the Board.

“Person” means an individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act).

“Subsidiary” of a Person means (i) a corporation, a majority of whose stock with voting power, under ordinary circumstances, to elect directors is at the time of determination, directly or indirectly, owned by such Person or by one or more Subsidiaries of such Person, or (ii) any other entity (other than a corporation) in which such Person or one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least a majority ownership interest.

5.     Board of Directors.

5.1           Number of Directors. (A) The business and affairs of the Corporation shall be managed by, or under the direction of, the Board.  Except as otherwise provided for or fixed pursuant to Article 4 relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors constituting the entire Board shall be not less than one nor more than 15, with the then-authorized number of directors being fixed from time to time by the Board.

(B)           During any period when the holders of any series of Preferred Stock have the right to elect additional directors pursuant to the terms of any Preferred Stock authorized pursuant to Article 4, then upon the commencement, and for the duration, of the period during which such right continues:  (i) the then total authorized number of directors of the Corporation shall automatically be increased by such specified number of additional directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors pursuant to the terms of the Board’s designation, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal.  Except as otherwise provided by the Board, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate and the total and authorized number of directors of the Corporation shall be reduced accordingly.

5.2           Vacancies and Newly Created Directorships.  Subject to the rights of the holders of any one or more series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board resulting from death, resignation, retirement, disqualification, removal or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board.  If there are no directors then in office, then newly created directorships or any vacancies in the Board shall be filled solely by the affirmative vote of a majority of the holders of the outstanding Common Stock.  Any director so chosen shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall be elected and qualified.  No decrease in the number of directors shall shorten the term of any incumbent director.  Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 66 2/3% of the voting power of the then outstanding Common Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Section 5.2.

5.3           Annual Meeting of Stockholders.  A meeting of the stockholders for the election of directors of the Corporation and other business shall be held annually at such date and time as designated by the Board from time to time.

6.     Election of Directors.   Unless and except to the extent that the By-laws of the Corporation (the “By-laws”) shall so require, the election of directors of the Corporation need not be by written ballot.

7.     Limitation of Liability.

7.1           To the fullest extent permitted under the DGCL, as amended from time to time, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

7.2           Any amendment or repeal of Section 7.1 shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment or repeal.

8.     Indemnification.

8.1           Right to Indemnification.  The Corporation shall defend, indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another entity or enterprise, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Covered Person.  Notwithstanding the preceding sentence, except as otherwise provided in Section 8.3, the Corporation shall be required to indemnify a Covered Person in connection with a Proceeding (or part thereof) commenced by such Covered Person only if the commencement of such Proceeding (or part thereof) by the Covered Person was authorized by the Board.

8.2           Prepayment of Expenses.  To the extent not prohibited by applicable law, the Corporation shall pay the expenses (including attorneys’ fees) incurred by a Covered Person in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Covered Person to repay all amounts advanced if it should be ultimately determined that the Covered Person is not entitled to be indemnified under this Article 8 or otherwise.

8.3           Claims.  If a claim for indemnification or advancement of expenses under this Article 8 is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Corporation, the Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim.  In any such action the Corporation shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

8.4           Nonexclusivity of Rights.  The rights conferred on any Covered Person by this Article 8 shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation, the By-laws, agreement, vote of stockholders or disinterested directors or otherwise.

8.5           Other Sources.  The Corporation’s obligation, if any, to indemnify or to advance expenses to any Covered Person who was or is serving at its request as a director, officer, employee or agent of another entity or enterprise shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from such other entity or enterprise.

8.6           Amendment or Repeal.  Any amendment or repeal of the foregoing provisions of this Article 8 shall not adversely affect any right or protection hereunder of any Covered Person in respect of any act or omission occurring prior to the time of such amendment or repeal.  Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 66 2/3% of the voting power of the then outstanding Common Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Section 8.6.

8.7           Other Indemnification and Prepayment of Expenses.  This Article 8 shall not limit the right of the Corporation, to the extent and in the manner permitted by applicable law, to indemnify and to advance expenses to persons other than Covered Persons when and as authorized by appropriate corporate action.

9.     Written Consent Prohibition.  Except as otherwise provided for or fixed pursuant to Article 4 relating to the rights of holders of any series of Preferred Stock, no action that is required or permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of stockholders in lieu of a meeting of stockholders, unless the action to be effected by written consent of stockholders and the taking of such action by such written consent have expressly been approved in advance by the Board.  Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of at least 66 2/3% of the voting power of the then outstanding Common Stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article 9.

10.   Adoption, Amendment or Repeal of By-laws.  In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend and repeal By-laws, subject to the power of the stockholders of the Corporation to adopt, amend and repeal any By-laws whether adopted by them or otherwise.  Notwithstanding any other provisions of this Certificate of Incorporation or the By-laws (and notwithstanding the fact that a lesser percentage may be permitted by applicable law, this Certificate of Incorporation or the By-laws), but in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law or this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of the then outstanding Common Stock, voting together as a single class, shall be required for the stockholders to adopt new By-laws or to alter, amend or repeal the By-laws.

11.   Amendments of Certificate of Incorporation.  The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation (as amended) are granted subject to the rights reserved in this Article; provided, however, that notwithstanding any other provision of this Certificate of Incorporation or the By-laws and in addition to any affirmative vote of the holders of any particular class of stock of the Corporation required by applicable law, this Certificate of Incorporation or the By-laws, the affirmative vote of the holders of at least 66 2/3% of the voting power of the shares of the then outstanding Common Stock, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with this Article 11 of this Certificate of Incorporation.

IN WITNESS HEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be duly executed and acknowledged by the undersigned, thereunto duly authorized, this 28th day of April, 2011.

/s/ Robert A. Waegelein
Name: Robert A. Waegelein
Title: Executive Vice President